SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 5, 2010

Tasty Baking Company
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5084	23-1145880
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Navy Yard Corporate Center, Three Crescent Drive, Suite 200, Philadelphia, PA	19112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (215) 221-8500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 5, 2010, Tasty Baking Company (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with TKMG Associates, L.P. (“Buyer”) pursuant to which the Company will sell to Buyer (i) the Company’s former corporate office and distribution center located on Fox Street in Philadelphia, PA (the “Fox Street Property”) and (ii) the bakery property located on Hunting Park Avenue in Philadelphia, PA that the Company is vacating (the “Hunting Park Property” and together with the Fox Street Property, the “Properties”).  The purchase price for the Properties is $6.0 million dollars.  Buyer paid an initial deposit (“Initial Deposit”) of $100,000 in the form of an unconditional irrevocable letter of credit which will be held in escrow.  This sale is being made in connection with the relocation of the Company’s Philadelphia, Pennsylvania operations to new leased facilities at the Philadelphia Navy Yard.

The closing of the transaction contemplated by the Agreement is subject to completion of due diligence by Buyer and the Company receiving a zoning change for the Properties from the City of Philadelphia.  The Agreement provides Buyer an initial due diligence period ending July 4, 2010.  Buyer may terminate the Agreement at any time during the due diligence period.  If the Buyer terminates the Agreement during the initial due diligence period, the Initial Deposit will be refunded to Buyer.  If Buyer has not terminated the Agreement, at the end of the due diligence period Buyer shall pay an additional deposit (“Additional Deposit”) of $500,000 in the form of an unconditional irrevocable letter of credit which will be held in escrow.   Once the due diligence period expires, the Initial Deposit and the Additional Deposit will be non-refundable to Buyer.  The Properties are being sold “as is where is” and the Agreement includes customary representations, warranties, and closing conditions.

Unless the Agreement is terminated, the closing of the sale transaction will occur within sixty (60) days after the end of the due diligence period provided an agreed upon zoning change has been made.  In the event the zoning has not been changed as required within a period ending 60 days after the due diligence period, the Company can extend the period to obtain the zoning for up to 6 months.

In addition, the Company may terminate the Agreement at any time in order to enter into an agreement to sell the Properties to a third party selected by the Pennsylvania Gaming Control Board for a license to operate a slot machine gaming facility.  The termination of the Agreement by the Company in connection with a gaming facility is subject to certain conditions, including the payment to Buyer of expenses plus and an additional sum of up to $1 million dollars.  Further, if within two years after closing of the sale of the Properties to Buyer, Buyer sells or leases all or a portion of the Properties to a third party for the operation of a gaming facility, Buyer shall pay the Company an additional amount equal to the lesser of (i) $5 million dollars or (ii) 33.3% of Buyer’s net profit related to the lease or sale.

Buyer’s obligations and liabilities under the Agreement are guaranteed by Metro Development Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is filed as Exhibit 99.1 to this report.

Item 7.01 Regulation FD Disclosure.

On April 6, 2010, the Company issued a press release announcing that it had entered into the Agreement.  The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.  The information disclosed in this Item 7.01 of this Report, including Exhibit 99.2 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or in any other document filed with the SEC, except as specifically set forth in such document.

Item 9.01 Financial Statements and Exhibits.
(d)	The following exhibit is furnished herewith:

	Exhibit 99.1	Purchase and Sale Agreement between Tasty Baking Company and TKMG Associates, L.P. dated April 5, 2010

	Exhibit 99.2	Press Release dated April 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TASTY BAKING COMPANY
(Registrant)

Date:	April 6, 2010	/S/ Paul D. Ridder
Paul D. Ridder
Senior Vice President and Chief
Financial Officer